Skyworks Media Relations:	Skyworks Investor Relations:
Pilar Barrigas	Thomas Schiller
(949) 231-3061	(949) 231-4700
Skyworks Posts 19 Percent Top Line and 50 Percent
Bottom Line Sequential Growth in Q4 FY09
•	Delivers Revenue of $228 Million and Record Non-GAAP EPS of $0.24

•	Generates $70 Million of Cash Flow from Operations

•	Retires $17 Million of 2010 Convertible Bonds

•	Exits with $370 Million of Cash and Equivalents

•	Guides to 13 to 15 Percent Year-over-Year Revenue Growth, 20 Percent Non-GAAP Operating Margin and $1.00 Annualized Non-GAAP EPS Run-Rate in December Quarter

•	Growth Driven by Mobile Internet, Energy Management and Diversified Analog Applications
     WOBURN, Mass., November 5, 2009 — Skyworks Solutions, Inc. (NASDAQ: SWKS), an innovator of high reliability analog and mixed signal semiconductors enabling a broad range of end markets, today reported fourth fiscal quarter and year-end 2009 results. Revenue for the quarter was $228.1 million, representing a 19 percent sequential increase when compared to $191.2 million in the third fiscal quarter, and exceeding the Company’s updated guidance range of $220 to $225 million provided on September 9, 2009.
     On a non-GAAP basis, operating income for the fourth fiscal quarter was $42.5 million, up from $28.6 million in the prior quarter while diluted earnings per share for the quarter was up 50 percent sequentially to a record $0.24. GAAP operating income for the fourth fiscal quarter was $33.0 million versus $21.5 million in the third fiscal quarter of 2009. GAAP diluted earnings per share was $0.32 for the period, including a tax allowance release benefit of $0.17, and compared to $0.12 in the prior quarter.
     “Skyworks’ improving financial performance reflects the growing momentum of the mobile internet and increasing demand for always-on connectivity, particularly given the ubiquity of social networking applications and the proliferation of smart phones, notebooks, netbooks and embedded wireless devices,” said David J. Aldrich, president

Q4 FY09 Earnings Press Release
and chief executive officer of Skyworks. “At a higher level, we believe we are at the beginning of three powerful, multi-year waves including broadband access growth, infrastructure capacity expansion and smart grid implementations. Skyworks is leading the way through analog semiconductor innovation, enabling better battery performance, signal quality and network coverage. As a result, we are entering a new and exciting growth phase which is positioning Skyworks to further differentiate, demonstrate even greater operating leverage, and most importantly, create shareholder value.”
Business Highlights
•	Expanded non-GAAP gross and operating margins to 40.9 percent and 18.6 percent, respectively (40.6 percent and 14.4 percent on a GAAP basis)

•	Retired $17.4 million of 2010 convertible bonds, which were convertible into approximately 2 million shares of common stock

•	Ramped smart grid solutions at Itron, ESCO, Neptune, Landis + Gyr and Sensus leveraging new ZigBee architectures

•	Launched network infrastructure digital attenuators, voltage controller oscillators, synthesizers and mixers at Huawei, ZTE, Ericsson, Alcatel-Lucent and Nokia-Siemens

•	Commenced production in support of Intel wireless local area networking reference designs for notebook and netbook devices

•	Supported the launch of a number of Android-based smart phones
First Fiscal Quarter 2010 Outlook
     “Although we continue to remain cautious on the broader economy, based on our improving order visibility and backlog strength, we anticipate 13 to 15 percent year-over-year revenue growth for the first fiscal quarter of 2010 driven by mobile internet, energy management and diversified analog applications,” said Donald W. Palette, vice president and chief financial officer of Skyworks. “Specifically, we expect revenue in the $238 to $242 million range, gross margin expansion and a 20 percent non-GAAP operating margin. In turn, we intend to deliver $0.25 of non-GAAP diluted earnings per share in the December quarter, representing a 47 percent year-over-year improvement in profitability.”

Q4 FY09 Earnings Press Release
     On a GAAP basis, operating margin is expected to be 16 percent in the first fiscal quarter of 2010. For further information regarding use of non-GAAP measures, please refer to the Discussion Regarding the Use of Non-GAAP Financial Measures set forth below.
Skyworks’ Fourth Fiscal Quarter 2009 Conference Call
     Skyworks will host a conference call with analysts to discuss its fourth fiscal quarter and year-end 2009 results and business outlook today at 5:00 p.m. Eastern Time (ET). To listen to the conference call via the Internet, please visit the investor relations section of Skyworks’ Web site. To listen to the conference call via telephone, please call 800-419-9895 (domestic) or 816-581-1703 (international), confirmation code: 6446488.
     Playback of the conference call will begin at 9:00 p.m. ET on November 5, and end at 9:00 p.m. ET on November 12. The replay will be available on Skyworks’ Web site or by calling 888-203-1112 (domestic) or 719-457-0820 (international), pass code: 6446488.
About Skyworks
     Skyworks Solutions, Inc. is an innovator of high reliability analog and mixed signal semiconductors. Leveraging core technologies, Skyworks offers diverse standard and custom linear products supporting automotive, broadband, cellular infrastructure, energy management, industrial, medical, military and mobile handset applications. The Company’s portfolio includes amplifiers, attenuators, detectors, diodes, directional couplers, front-end modules, hybrids, infrastructure RF subsystems, mixers/demodulators, phase shifters, PLLs/synthesizers/VCOs, power dividers/combiners, receivers, switches and technical ceramics.
     Headquartered in Woburn, Mass., Skyworks is worldwide with engineering, manufacturing, sales and service facilities throughout Asia, Europe and North America. For more information, please visit Skyworks’ Web site at: www.skyworksinc.com.
Safe Harbor Statement
     This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation information relating to future results and expectations of Skyworks (including without limitation certain projections and business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “forecasts,” “intends,” “believes,” “plans,” “may,” “will,” or “continue,” and similar expressions and variations or negatives of these words. All such statements are subject to certain risks, uncertainties and other important factors that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.
     These risks, uncertainties and other important factors include, but are not limited to: unprecedented uncertainty regarding global economic and financial market conditions; the susceptibility of the wireless semiconductor industry and the markets addressed by our, and our customers’, products to economic downturns; the timing, rescheduling or cancellation of significant customer orders and our ability, as well as the ability of our customers, to manage inventory; losses or curtailments of purchases or payments from key customers, or the timing of customer inventory adjustments; changes in laws,

Q4 FY09 Earnings Press Release
regulations and/or policies in the United States that could adversely affect financial markets and our ability to raise capital; our ability to develop, manufacture and market innovative products in a highly price competitive and rapidly changing technological environment; economic, social and political conditions in the countries in which we, our customers or our suppliers operate, including security and health risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; fluctuations in our manufacturing yields due to our complex and specialized manufacturing processes; delays or disruptions in production due to equipment maintenance, repairs and/or upgrades; our reliance on several key customers for a large percentage of our sales; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the availability and pricing of third party semiconductor foundry, assembly and test capacity and raw materials; our ability to timely and accurately predict market requirements and evolving industry standards, and to identify opportunities in new markets; uncertainties of litigation, including potential disputes over intellectual property infringement and rights, as well as payments related to the licensing and/or sale of such rights; our ability to rapidly develop new products and avoid product obsolescence; our ability to retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement our business and product plans; lengthy product development cycles that impact the timing of new product introductions; unfavorable changes in product mix; the quality of our products and any remediation costs; shorter than expected product life cycles; problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration; and our ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our filings with the Securities and Exchange Commission.
     These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Note to Editors: Skyworks and Skyworks Solutions are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the United States and in other countries. All other brands and names listed are trademarks of their respective companies.
# # #

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Year Ended
	Oct. 2,	Oct. 3,	Oct. 2,	Oct. 3,
(in thousands, except per share amounts)	2009	2008	2009	2008
Net revenues	$228,146	$232,566	$802,577	$860,017
Cost of goods sold	135,618	138,742	484,357	517,054

Gross profit	92,528	93,824	318,220	342,963

Operating expenses:
Research and development	31,090	38,777	123,996	146,013
Selling, general and administrative	26,311	25,399	100,421	100,007
Restructuring & other charges	—	567	15,982	567
Amortization of intangibles	2,175	1,101	6,118	6,005

Total operating expenses	59,576	65,844	246,517	252,592

Operating income	32,952	27,980	71,703	90,371

Interest expense	(807)	(1,695)	(3,644)	(7,330)
Loss on early retirement of convertible debt, net	(6,101)	(6,836)	(4,066)	(6,836)
Other income, net	396	986	1,753	5,983

Income before income taxes	26,440	20,435	65,746	82,188
Benefit from income taxes	(29,565)	(34,354)	(27,543)	(28,818)

Net income	$56,005	$54,789	$93,289	$111,006

Earnings per share:
Basic	$0.33	$0.33	$0.56	$0.69
Diluted	$0.32	$0.33	$0.55	$0.68
Weighted average shares: *
Basic	170,283	163,948	167,047	161,878
Diluted	177,120	166,527	169,663	164,755

*	The diluted earnings per share calculation for the fiscal year ended October 3, 2008 includes the impact of the Company’s 4.75% convertible subordinated notes which were retired during the first quarter of fiscal 2008.

SKYWORKS SOLUTIONS, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Year Ended
	Oct. 2,	Oct. 3,	Oct. 2,	Oct. 3,
(in thousands)	2009	2008	2009	2008
GAAP gross profit	$92,528	$93,824	$318,220	$342,963
Stock compensation expense [a]	870	812	3,129	2,974
Cost of goods sold adjustments [b]	—	—	3,458	—
Acquisition-related expense [c]	—	308	—	1,589

Non-GAAP gross profit	$93,398	$94,944	$324,807	$347,526

Non-GAAP gross margin %	40.9%	40.8%	40.5%	40.4%

	Three Months Ended		Year Ended
	Oct. 2,	Oct. 3,	Oct. 2,	Oct. 3,
(in thousands)	2009	2008	2009	2008
GAAP operating income	$32,952	$27,980	$71,703	$90,371
Stock compensation expense [a]	7,145	6,450	23,466	23,212
Cost of goods sold adjustments [b]	—	—	3,458	—
Restructuring & other charges [b]	—	567	15,982	567
Acquisition-related expense [c]	—	308	—	1,589
Amortization of intangible assets [c]	2,175	1,101	6,118	6,005
Selling, general and administrative adjustments [d]	—	(823)	(523)	(1,325)
Deferred executive compensation	242	449	732	449

Non-GAAP operating income	$42,514	$36,032	$120,936	$120,868

Non-GAAP operating margin %	18.6%	15.5%	15.1%	14.1%

	Three Months Ended		Year Ended
	Oct. 2,	Oct. 3,	Oct. 2,	Oct. 3,
(in thousands)	2009	2008	2009	2008
GAAP net income	$56,005	$54,789	$93,289	$111,006
Stock compensation expense [a]	7,145	6,450	23,466	23,212
Cost of goods sold adjustments [b]	—	—	3,458	—
Restructuring & other charges [b]	—	567	15,982	567
Acquisition-related expense [c]	—	308	—	1,589
Amortization of intangible assets [c]	2,175	1,101	6,118	6,005
Selling, general and administrative adjustments [d]	—	(823)	(523)	(1,325)
Deferred executive compensation	242	449	732	449
Loss on early retirement of convertible debt, net [e]	6,101	6,836	4,066	6,836
Tax adjustments [f]	(29,820)	(34,414)	(30,073)	(30,959)

Non-GAAP net income	$41,848	$35,263	$116,515	$117,380

	Three Months Ended		Year Ended
	Oct. 2,	Oct. 3,	Oct. 2,	Oct. 3,
	2009	2008	2009	2008
GAAP net income per share, diluted	$0.32	$0.33	$0.55	$0.68
Stock compensation expense [a]	0.04	0.04	0.14	0.14
Cost of goods sold adjustments [b]	—	—	0.02	—
Restructuring & other charges [b]	—	—	0.09	—
Amortization of intangible assets [c]	0.01	0.01	0.04	0.04
Loss on early retirement of convertible debt, net [e]	0.04	0.04	0.02	0.04
Tax adjustments [f]	(0.17)	(0.21)	(0.17)	(0.19)

Non-GAAP net income per share, diluted	$0.24	$0.21	$0.69	$0.71

SKYWORKS SOLUTIONS, INC.
DISCUSSION REGARDING THE USE OF NON-GAAP FINANCIAL MEASURES
Our earnings release contains the following financial measures which have not been calculated in accordance with United States Generally Accepted Accounting Principles (GAAP): (i) non-GAAP gross profit, (ii) non-GAAP operating income and operating margin, (iii) non-GAAP net income, and (iv) non-GAAP net income per share (diluted). As set forth in the “Unaudited Reconciliation of Non-GAAP Financial Measures” table found above, we derive each non-GAAP financial measure by excluding certain expenses and other items from the respective GAAP financial measure that is most directly comparable to each non-GAAP financial measure. Management uses these non-GAAP financial measures to evaluate our operating performance and compare it against past periods, make operating decisions, forecast for future periods, compare operating performance against peer companies and determine payments under certain compensation programs. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-recurring expenses (which may not occur in each period presented) and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations or reduce management’s ability to make useful forecasts.
We provide investors with non-GAAP gross margin, non-GAAP operating income and operating margin and non-GAAP net income because we believe it is important for investors to be able to closely monitor and understand changes in our ability to generate income from ongoing business operations. We believe these non-GAAP financial measures give investors a more effective method to evaluate historical operating performance and identify trends, additional means of evaluating period-over-period operating performance and a method to facilitate certain comparisons of operating results to peer companies. We also believe that providing non-GAAP operating income and operating margin allows investors to better assess the extent to which ongoing operations impact our overall financial performance. We further believe that providing non-GAAP net income and non-GAAP net income per share (diluted) allows investors to better assess the overall financial performance of ongoing operations by eliminating the impact of certain financing decisions related to our convertible debt and changes in tax valuation allowances which may not occur in each period for which financial information is presented and which represent gains or losses unrelated to our ongoing operations. We believe that disclosing these non-GAAP financial measures contributes to enhanced financial reporting transparency and provides investors with added clarity about complex financial performance measures.
We calculate non-GAAP gross margin by excluding from GAAP gross margin, stock compensation expense, restructuring-related charges and acquisition-related expenses. We calculate non-GAAP operating income by excluding from GAAP operating income, stock compensation expense, restructuring-related charges, acquisition-related expenses and certain deferred executive compensation. We calculate non-GAAP operating margin by dividing non-GAAP operating income by GAAP revenue. We calculate non-GAAP net income by excluding from GAAP net income stock compensation expense, restructuring-related charges, acquisition-related expenses and certain deferred executive compensation, as well as certain items related to the retirement of convertible debt and certain non-cash tax items, which may not occur in all periods for which financial information is presented. We also present non-GAAP net income per share on a fully diluted basis. We exclude the items identified above from the respective non-GAAP financial measure referenced above for the reasons set forth with respect to each such excluded item below:
Stock Compensation - because (1) the total amount of expense is partially outside of our control because it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred, (2) it is an expense based upon a valuation methodology premised on assumptions that vary over time, and (3) the amount of the expense can vary significantly between companies due to factors that can be outside of the control of such companies.
Restructuring-Related Charges - because, to the extent such charges impact a period presented, we believe that they have no direct correlation to future business operations and including such charges does not accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.
Acquisition-Related Expenses - including, when applicable, amortization of acquired intangible assets, because they are not considered by management in making operating decisions and we believe that such expenses do not have a direct correlation to future business operations and thereby including such charges does not accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.
Deferred Executive Compensation - including charges related to any contingent obligation pursuant to an executive severance agreement because we believe the period over which the obligation is amortized may not reflect the period of benefit and that such expense has no direct correlation with our recurring business operations and including such expenses does not accurately reflect the compensation expense for the period in which incurred.
Gains and Losses on Retirement of Convertible Debt - because, to the extent that gains or losses from such repurchases impact a period presented, we do not believe that they reflect the underlying performance of ongoing business operations for such period.
Certain Income Tax Items - including benefits related to any reversals of our valuation allowances recorded against deferred tax assets because we believe such reversals are not indicative of ongoing business operations.
The non-GAAP financial measures presented in the table above should not be considered in isolation and are not an alternative for, the respective GAAP financial measure that is most directly comparable to each such non-GAAP financial measure. Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating operating performance or ongoing business. Further, non-GAAP financial measures are likely to have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Our earnings release also contains our forward looking estimates of non-GAAP operating margin and non-GAAP dilued earnings per share for the first quarter of our 2010 fiscal year, or Q1 2010. We provide these non-GAAP measures to investors on a prospective basis for the same reasons (set forth above) that we provide them to investors on a historical basis. We have provided a reconciliation of our forward looking estimate of Q1 2010 non-GAAP operating margin to our forward looking estimate of Q1 2010 GAAP operating margin in the table below. We calculate our forward looking estimate of non-GAAP operating margin in the same manner that we calculate our historical non-GAAP operating margin, except that in the forward looking estimate we may not exclude all of the items that we would otherwise exclude in calculating the historical measure because we are unable to make reasonable predictions about the amounts of certain excluded items. We are unable to provide a reconciliation of our forward looking estimate of Q1 2010 non-GAAP diluted earnings per share to a forward looking estimate of Q1 2010 GAAP diluted earnings per share because certain information needed to make a reasonable forward looking estimate of GAAP diluted earnings per share for Q1 2010 (other than estimated stock compensation expense of $0.05 per diluted share, estimated acquisition related expense of $0.01 per diluted share and estimated deferred executive compensation expense with a de minimis impact per diluted share) is difficult to predict and estimate and is primarily dependent on future events outside of our control. Our forward looking estimates of both GAAP and non-GAAP measures of our financial performance may differ materially from our actual results and should not be relied upon as statements of fact.
RECONCILIATION OF NON-GAAP FORWARD LOOKING OPERATING MARGIN

Estimated GAAP Operating Margin for Q1 2010	16.0%
Estimated Stock Compensation Expense	3.5%
Estimated Acquisition-Related Expenses	0.5%
Estimated Deferred Executive Compensation Expense	—

Estimated Non-GAAP Operating Margin for Q1 2010	20.0%

[a]	These charges represent expense recognized in accordance with Accounting Standards Codification 718 — Compensation- Stock Compensation. Approximately $0.9 million, $1.8 million and $4.4 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the three months ended October 2, 2009. Approximately $3.1 million, $6.2 million and $14.2 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the fiscal year ended October 2, 2009.

For the three months ended October 3, 2008, approximately $0.8 million, $2.5 million and $3.1 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively. For the fiscal year ended October 3, 2008, approximately $3.0 million, $8.7 million and $11.5 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively.

[b]	During the second quarter of fiscal 2009, the Company implemented a restructuring plan to reduce global headcount by approximately 4%, or 150 employees.

The total charges related to the plan were $19.4 million. Due to accounting classifications, the charges associated with the plan are recorded in various lines and are summarized as follows:

Cost of goods sold adjustments include approximately $3.5 million of inventory write-downs.

Restructuring and other charges primarily consisted of $4.5 million related to severance and benefits, $5.6 million related to the impairment of long-lived assets, $2.0 million related to lease obligations, $2.3 million related to the impairment of technology licenses and design software and $1.5 million related to other charges.

Restructuring and other charges of $0.6 million recorded during the three months and fiscal year ended October 3, 2008 relate to lease obligations associated with the closure of certain locations related to the baseband product area.

[c]	During the third quarter of fiscal 2009, Skyworks acquired Axiom Microdevices. The acquisition-related expenses recognized during the three months and twelve months ended October 2, 2009 include $0.9 million and $1.2 million amortization of acquisition related intangibles, respectively. Amortization expense of $1.3 million and $4.9 million, respectively, relates to previous business combinations.

The acquisition-related expenses recognized during the three months ended October 3, 2008 include $0.8 million amortization of acquisition related intangibles. Of the $0.8 million, $0.3 million was included in cost of sales. Amortization expense of $0.6 million relates to a previous business combination.

The acquisition-related expenses recognized during the fiscal year ended October 3, 2008 include a $0.7 million charge to cost of sales related to the sale of acquisition related inventory and $4.5 million amortization of acquisition related intangibles. Of the $4.5 million, $0.9 million was included in cost of sales. Amortization expense of $2.4 million relates to a previous business combination.

[d]	On October 2, 2006, the Company announced that it was exiting its baseband product area. For the fiscal year ended October 2, 2009, selling, general and administrative adjustments of $0.5 million represent a recovery of bad debt expense on specific accounts receivable associated with baseband product.

For the three months and fiscal year ended October 3, 2008, selling, general and administrative adjustments of $0.8 million and $1.3 million, respectively, represent a recovery of bad debt expense on specific accounts receivable associated with baseband product.

[e]	The $6.1 million loss recorded during the three months ended October 2, 2009 relates to the early retirement of $17.4 million of the Company’s 1.25% convertible subordinated notes due in 2010.

The net loss of $4.1 million recorded for the fiscal year ended October 2, 2009 represents the $6.1 million loss recorded during the three months ended October 2, 2009 offset by a $2.0 million gain recorded during the first quarter of fiscal 2009. The gain relates to the early retirement of $40.5 million of the Company’s 1.50% convertible subordinated notes due in 2012. These notes were retired at a gain of approximately $2.9 million offset by a $0.9 million write-off of deferred financing costs.

The $6.8 million loss recorded during the three months ended October 3, 2008 relates to the early retirement of $62.4 million of the Company’s 1.25% and 1.50% convertible subordinated notes due in 2010 and 2012, respectively. Approximately $5.8 million represents a premium paid and $1.0 million represents a write-off of deferred financing costs.

[f]	During the three months and fiscal years ended October 2, 2009 and October 3, 2008, these adjustments primarily relate to the reversal of a valuation allowance against our deferred tax assets.

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	Oct. 2,	Oct. 3,
(in thousands)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$370,084	$231,066
Accounts receivable, net	115,034	146,710
Inventories	86,097	103,791
Prepaid expenses and other current assets	18,912	13,089
Property, plant and equipment, net	162,299	173,360
Goodwill and intangible assets, net	501,138	503,417
Other assets	101,762	64,666

Total assets	$1,355,326	$1,236,099

Liabilities and Equity
Current liabilities:
Credit facility	$50,000	$50,000
Convertible notes	32,617	—
Accounts payable	69,098	58,527
Accrued liabilities and other current liabilities	45,280	40,213
Long-term debt	47,116	137,616
Other long-term liabilities	6,086	5,527
Stockholders’ equity	1,105,129	944,216

Total liabilities and equity	$1,355,326	$1,236,099